Exhibit 10(nn)

CHANGE IN CONTROL AGREEMENT

THIS CHANGE IN CONTROL AGREEMENT (“Agreement”) is effective as of January 1, 2009, by and between CENTERPOINT ENERGY, INC., a Texas corporation (the “Company”), and [NAME] (“Executive”).

1.           Definitions:

All terms defined in this Section 1 shall, throughout this Agreement, have the meanings given herein:

“Affiliate” means any company controlled by, controlling or under common control with the Company within the meaning of Section 414 of the Code.

“Board” means the board of directors of the Company.

“Cause” means Executive’s (a) gross negligence in the performance of Executive’s duties, (b) intentional and continued failure to perform Executive’s duties, (c) intentional engagement in conduct which is materially injurious to the Company or its Affiliates (monetarily or otherwise) or (d) conviction of a felony or a misdemeanor involving moral turpitude.  For this purpose, an act or failure to act on the part of Executive will be deemed “intentional” only if done or omitted to be done by Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Company, and no act or failure to act on the part of Executive will be deemed “intentional” if it was due primarily to an error in judgment or negligence.

A “Change in Control” shall be deemed to have occurred upon the occurrence of any of the following events:

(a)           30% Ownership Change:  Any Person makes an acquisition of Beneficial Ownership of Outstanding Voting Stock (including any acquisition of Beneficial Ownership deemed to have occurred pursuant to Rule 13d-5 under the Exchange Act) and is, immediately thereafter, the Beneficial Owner of 30% or more of the then Outstanding Voting Stock, unless such acquisition is made by a Parent Corporation resulting from a Business Combination (other than the Company) if, following such Business Combination, the conditions specified in clauses (i), (ii), (iii) and (iv) of subsection (c) of this definition are satisfied; or any Group is formed that is the Beneficial Owner of 30% or more of the Outstanding Voting Stock; or

(b)           Board Majority Change:  Individuals who are Incumbent Directors cease for any reason to constitute a majority of the members of the Board; or

(c)           Major Mergers and Acquisitions:  Approval by the shareholders of the Company of a Business Combination (or if there is no such approval by shareholders, consummation of such Business Combination) unless, immediately following such Business Combination, (i) all or substantially all of the individuals and entities that were the Beneficial Owners of the Outstanding Voting Stock immediately prior to such Business Combination will (or do) beneficially own, directly or indirectly, more than 70% of the then outstanding shares of voting stock of the Parent Corporation resulting from such Business Combination in substantially the same relative proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Voting Stock, (ii) if the Business Combination involves the issuance or payment by the Company of consideration to another entity or its shareholders, the total fair market value of such consideration plus the principal amount of the consolidated long-term debt of the entity or business being acquired (in each case, determined as of the date of consummation of such Business Combination by a majority of the Incumbent Directors) will not (or does not) exceed 50% of the sum of the fair market value of the Outstanding Voting Stock plus the principal amount of the Company’s consolidated long-term debt (in each case, determined immediately prior to such consummation by a majority of the Incumbent Directors), (iii) no Person (other than any Parent Corporation resulting from a Business Combination) will (or does) beneficially own, directly or indirectly, 30% or more of the then outstanding shares of voting stock of the Parent Corporation resulting from such Business Combination and (iv) a majority of the members of the board of directors of the Parent Corporation resulting from such Business Combination were Incumbent Directors immediately prior to consummation of such Business Combination; or

(d)           Major Asset Dispositions:  Approval by the shareholders of the Company of a Major Asset Disposition (or if there is no such approval by shareholders consummation of such Major Asset Disposition) unless, immediately following such Major Asset Disposition, (i) individuals and entities that were Beneficial Owners of the Outstanding Voting Stock immediately prior to such Major Asset Disposition will (or do) beneficially own, directly or indirectly, more than 70% of the then outstanding shares of voting stock of the Company (if it continues to exist) and of the entity that acquires the largest portion of such assets (or the entity, if any, that owns a majority of the outstanding voting stock of such acquiring entity) and (ii) a majority of the members of the board of directors of the Company (if it continues to exist) and of the entity that acquires the largest portion of such assets (or the entity, if any, that owns a majority of the outstanding voting stock of such acquiring entity) were Incumbent Directors immediately prior to consummation of such Major Asset Disposition.

For purposes of the foregoing, the term:

(1)           “Beneficial Owner,” “Beneficial Ownership” and “Beneficially Own” are used as defined for purposes of Section 13(d)(3) under the Exchange Act.

(2)           “Business Combination” means (x) a merger or consolidation involving the Company or its stock or (y) an acquisition by the Company, directly or through one or more subsidiaries, of another entity or its stock or assets.

(3)           “Election Contest” is used as it is defined for purposes of Rule 14a-11 under the Exchange Act.

(4)           “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(5)           “Group” is used as it is defined for purposes of Section 13(d)(3) of the Exchange Act.

(6)           “Incumbent Director” means a director of the Company (x) who was a director of the Company on the date of this Agreement, or (y) who becomes a director subsequent to such date and whose election, or nomination for election by the Company’s shareholders, was approved by a vote of a majority of the Incumbent Directors at the time of such election or nomination, except that any such director shall not be deemed an Incumbent Director if his initial assumption of office occurs as a result of an actual or threatened Election Contest or other actual or threatened solicitation of proxies by or on behalf of a Person other than the Board.

(7)           “Major Asset Disposition” means the sale or other disposition in one transaction or a series of related transactions of 70% or more of the assets of the Company and its subsidiaries on a consolidated basis; and any specified percentage or portion of the assets of the Company shall be based on fair market value, as determined by a majority of the Incumbent Directors.

(8)           “Outstanding Voting Stock” means outstanding voting securities of the Company entitled to vote generally in the election of directors; and any specified percentage or portion of the Outstanding Voting Stock (or of other voting stock) shall be determined based on the combined voting power of such securities.

(9)           “Parent Corporation resulting from a Business Combination” means the Company if its stock is not acquired or converted in the Business Combination and otherwise means the entity which as a result of such Business Combination owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries.

(10)           “Person” means an individual, entity or Group.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means CenterPoint Energy, Inc., a Texas corporation, and any successor thereto.

“Compensation” means the greater of (a) the sum of Executive’s annual base salary plus Target Bonus determined immediately prior to the date on which a Change in Control occurs, or (b) the sum of Executive’s annual base salary plus Target Bonus determined immediately prior to the date of his Covered Termination.

“Covered Termination” means any termination of Executive’s employment with the Company or any Affiliate that is a “Separation from Service” (within the meaning of Code Section 409A and Treasury Regulation § 1.409A-1(h)(3) (or any successor regulations or guidance thereto)) thereof:

(a)           that does not result from any of the following:

(i)           death;

(ii)           disability entitling Executive to benefits under the Company’s long-term disability plan;

(iii)           termination on or after age 65;

(iv)           involuntary termination for Cause; or

(v)           resignation by Executive, unless such resignation is for Good Reason; and

(b)           that occurs:

(i)           during the three-month period ending immediately prior to the date a Change in Control occurs, provided that a binding agreement to effect a Change in Control has been executed as of Executive’s termination date (a “Pre-Change in Control Covered Termination”); or

(ii)           within two years after the date upon which a Change in Control occurs.

“Good Reason” means any one or more of the following events:

(a)           a failure to maintain Executive in the position, or a substantially equivalent position, with the Company and/or an Affiliate, as the case may be, which Executive held immediately prior to the Change in Control;

(b)           a significant adverse change in the authorities, powers, functions, responsibilities or duties which Executive held immediately prior to the Change in Control;

(c)           a reduction in Executive’s annual base salary as in effect immediately prior to the date on which a Change in Control occurs;

(d)           a significant reduction in Executive’s qualified retirement benefits, nonqualified benefits and welfare benefits provided to Executive immediately prior to the date on which a Change in Control occurs; provided, however, that a contemporaneous diminution of or reduction in qualified retirement benefits and/or welfare benefits which is of general application and which uniformly and contemporaneously reduces or diminishes the benefits of all covered employees shall be ignored and not be considered a reduction in remuneration for purposes of this paragraph (d);

(e)           a reduction in Executive’s overall compensation opportunities (as contrasted with overall compensation actually paid or awarded) under the STI Plan, a long-term incentive plan or other equity plan (or in such substitute or alternative plans) from that provided to Executive immediately prior to the date on which a Change in Control occurs;

(f)           a change in the location of Executive’s principal place of employment with the Company by more than 50 miles from the location where Executive was principally employed immediately prior to the date on which a Change in Control occurs; or

(g)           a failure by the Company to provide directors and officers liability insurance covering Executive comparable to that provided to Executive immediately prior to the date on which a Change in Control occurs;

provided, however, that no later than 15 days after learning of the action (or inaction) described herein as the basis for a termination of employment for Good Reason, Executive shall advise the Company in writing that the action (or inaction) constitutes grounds for a termination of his employment for Good Reason, in which event the Company shall have 30 days to correct such action (or inaction) and if such action (or inaction) is timely corrected, then Executive shall not be entitled to terminate his employment for Good Reason as a result of such action (or inaction).

“Retirement Plan” means the CenterPoint Energy, Inc. Retirement Plan, as amended and restated effective January 1, 1999, and as thereafter amended.

“STI Plan” means the CenterPoint Energy, Inc. Short Term Incentive Plan or any successor plan or program thereto.

“Target Bonus” means Executive’s target incentive award opportunity under the STI Plan in effect for the year with respect to which the target bonus amount is being determined or, if no such plan is then in effect, for the last year in which such a plan was in effect, expressed as a dollar amount based upon Executive’s annual base salary for the year of such determination.

“Waiver and Release” means a legal document, substantially in the form attached hereto as Attachment A, in which Executive, in exchange for severance benefits described in Section 2, among other things, releases the Company, the Affiliates, their directors, officers, employees and agents, their employee benefit plans and the fiduciaries and agents of said plans from liability and damages in any way related to Executive’s employment with or separation from the Company or any of its Affiliates.

“Welfare Benefit Coverage” means each of medical, dental and vision benefit coverage.

2.           Severance Benefits:  If Executive experiences a Covered Termination, then, subject to the Waiver and Release requirement in Section 2(h) below, Executive shall be entitled to receive, as additional compensation for services rendered to the Company (including its Affiliates), the following severance benefits:

(a)           Severance Amount:  A lump sum cash payment in an amount equal to Executive’s Compensation multiplied by two, subject to applicable withholding for income and employment taxes.  Such severance payment shall be paid on the second business day immediately following the end of the six-month period commencing on the date of Executive’s Covered Termination, along with simple interest on the severance amount at the short-term applicable Federal rate provided for in Code Section 7872(f)(2)(A), based on the period commencing on Executive’s Covered Termination date and ending on the payment date.

(b)           Vacation Payment:  A lump sum cash payment in an amount equal to his earned, but not taken, vacation days through the date of Executive’s Covered Termination, subject to applicable withholding for income and employment taxes.  Such vacation payment shall be paid as soon as practicable following his Covered Termination date in accordance with the Company’s normal payroll policies and practices.

(c)           Pro-Rated Bonus:  A lump sum cash payment in an amount equal to the Target Bonus in effect at the time of Executive’s Covered Termination based on Executive’s eligible earnings under the STI Plan as of the date of his Covered Termination, but reduced by any amount payable under the terms of the STI Plan for the performance year in which the Change in Control is consummated, subject to applicable withholding for income and employment taxes.  Such pro-rated bonus shall be paid on the second business day immediately following the end of the six-month period commencing on the date of Executive’s Covered Termination, along with simple interest on the bonus amount at the short-term applicable Federal rate provided for in Code Section 7872(f)(2)(A), based on the period commencing on Executive’s Covered Termination date and ending on the payment date.

(d)           Welfare Benefit Coverage:  Subject to Executive’s payment of applicable premiums on the same basis as similarly situated active executives of the Company, continued Welfare Benefit Coverage for Executive and his eligible dependents for a period of two years following (i) the date of Executive’s Covered Termination or (ii) in the case of a Pre-Change in Control Covered Termination, the date of the Change in Control.

(e)           Outplacement:  Outplacement services for a 9-month period after (i) the date of Executive’s Covered Termination or (ii) in the case of a Pre-Change in Control Covered Termination, the date of the Change in Control, in connection with Executive’s efforts to obtain new employment under the outplacement program adopted by the Company.  Executive shall not be entitled to a cash payment in lieu of such services.

(f)           Enhanced Retirement Plan Benefit:  Executive shall be entitled to an amount not less than the amount that Executive would have been entitled to receive under the cash balance formula of the Retirement Plan as if Executive (i) was fully vested in his Retirement Plan benefit and (ii) remained an employee of the Company or its Affiliates throughout the two-year period following (A) the date of Executive’s Covered Termination or (B) in the case of a Pre-Change in Control Covered Termination, the date of the Change in Control based on his Compensation, with such enhanced benefit paid under the Company’s Benefit Restoration Plan in accordance with its terms and conditions.

(g)           All Other Benefit Plans or Programs:  Executive’s participation in all other employee benefit plans and/or programs at the Company and the Affiliates shall cease as of Executive’s Covered Termination date, subject to the terms and conditions of the governing documents of those employee benefit plans and/or programs.

(h)           Waiver and Release Requirement:  The foregoing notwithstanding, payment of the benefits under this Section 2 is subject to Executive’s timely execution and return of the Waiver and Release to the Company, without subsequent revocation during the seven-day period following such execution date (the “Waiver and Release Revocation Period”), as provided in this Section 2(h).  Executive shall have 50 days following (i) his Covered Termination date, or (ii) in the case of a Pre-Change in Control Covered Termination, the date of the Change in Control, to consider, execute and return the Waiver and Release to the Company and shall then have the right to revoke the Waiver and Release during the Waiver and Release Revocation Period.  If Executive fails to timely execute and return the Waiver and Release to the Company or revokes such Waiver and Release during the Waiver and Release Revocation Period, then Executive shall forfeit, and shall not be entitled to, any of the benefits described in this Section 2.

3.           Certain Additional Payments:  Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 3 (the “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax (“Excise Tax”), then Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that, after payment

(whether through withholding at the source or otherwise) by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto), employment taxes and Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment.  Notwithstanding the foregoing provision of this Section 3, if the Company determines that by reducing the Payment by an amount not to exceed 10% of the Payment (“Reduced Amount”) the receipt of the Payment will not give rise to any Excise Tax, and thus no Gross-Up Payment would be required to be made to Executive, then, provided the total of the amounts due to Executive under this Agreement equal or exceed the Reduced Amount, the amount of the Payment shall be reduced, to the extent provided herein, by the minimum Reduced Amount necessary to avoid any Excise Tax (and no Gross-Up Payment shall be required under this Section 3 or the Agreement).  Any such reduction shall be made first from the amount payable under Section 2(a) and second, to the extent necessary, from the amount payable under Section 2(c).

Subject to the provisions of this Section 3, all determinations required to be made under this Section 3, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized certified public accounting firm that is selected by the Company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and Executive within 15 business days after the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Company.  In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control or the Accounting Firm declines or is unable to serve, Executive shall appoint another nationally recognized certified public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder).  All fees and expenses of the Accounting Firm shall be borne solely by the Company.  Any Gross-Up Payment, as determined pursuant to this Section 3, shall be paid by the Company to Executive within 15 days after the receipt of the Accounting Firm’s determination.  If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion that failure to report the Excise Tax on Executive’s applicable federal income tax return would not result in the imposition of negligence or similar penalty.  Any determination by the Accounting Firm shall be binding upon the Company and Executive.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder.  In the event that the Company exhausts its remedies pursuant to the following provisions of this Section 3 and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive.

Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment.  Such notification shall be given as soon as practicable but no later than 10 business days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid.  Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

(a)           give the Company any information reasonably requested by the Company relating to such claim;

(b)           take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

(c)           cooperate with the Company in good faith in order to effectively contest such claim; and

(d)           permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax, employment tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.  Without limitation of the foregoing provisions of this Section 3, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall provide the amount of such payment to Executive as an additional payment (“Supplemental Payment”) (subject to possible repayment as provided in the next paragraph) and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax, employment tax or income tax (including interest or penalties with respect thereto) imposed with respect to such payment or with respect to any imputed income with respect thereto; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount.  Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment or Supplemental Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

If, after the receipt by Executive of an amount provided by the Company pursuant to the foregoing provisions of this Section 3, Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to the Company complying with the requirements of this Section 3) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).

If the Company is obligated to provide Executive with one or more Welfare Benefit Coverages pursuant to Section 2(d), and the amount of such benefits or the value of such benefit coverage (including, without limitation, any insurance premiums paid by the Company to provide such benefits) is subject to any income, employment or similar tax imposed by federal, state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the “Income Tax”) because such benefits cannot be provided under a nondiscriminatory health plan described in Section 105 of the Code or for any other reason, the Company will pay to Executive an additional payment or payments (collectively, an “Income Tax Payment”).  The Income Tax Payment will be in an amount such that, after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), Executive retains an amount of the Income Tax Payment equal to the Income Tax imposed with respect to such welfare benefits or such welfare benefit coverage.

Notwithstanding anything in this Section 3 to the contrary, in accordance with Treasury Regulation § 1.409A-3(i)(1)(v), in no event shall the Company pay Executive (or pay on Executive’s behalf) any amount to which Executive is entitled under this Section later than the end of Executive’s taxable year next following Executive’s taxable year in which Executive remits the Excise Tax or tax (as applicable) to the Internal Revenue Service (or in the case of costs and expenses payable under this Section, no later than the end of Executive’s taxable year next following Executive’s taxable year in which the taxes that are the subject of the audit or litigation are remitted to the Internal Revenue Service, or where as a result of such audit or litigation no taxes are remitted, the end of Executive’s taxable year next following Executive’s taxable year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation).

4.           Legal Fees And Expenses:  It is the intent of the Company that Executive not be required to incur legal fees and the related expenses associated with the interpretation, enforcement or defense of Executive’s rights under this Agreement by litigation or otherwise because the cost and expense thereof would detract from the benefits intended to be extended to Executive hereunder.  Accordingly, if it should appear to Executive that the Company has failed to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any litigation or other action or proceeding designed to deny, or to recover from, Executive the benefits provided or intended to be provided to Executive hereunder, the Company irrevocably authorizes Executive from time to time to retain counsel of Executive’s choice, at the expense of the Company as hereafter provided, to advise and represent Executive in connection with any such interpretation, enforcement or defense, including, without limitation, the initiation or defense of any litigation or other legal action, whether by or against the Company or any director, officer, stockholder or other person affiliated with the Company, in any jurisdiction.  Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to Executive entering into an attorney-client relationship with such counsel, and in that connection the Company and

Executive agree that a confidential relationship will exist between Executive and such counsel.  Without regard to whether Executive prevails, in whole or in part, in connection with any of the foregoing, the Company will pay and be solely financially responsible for any and all attorneys’ fees and related expenses incurred by Executive in connection with any of the foregoing except to the extent that a final judgment no longer subject to appeal finds that a claim or defense asserted by Executive was frivolous.  In such a case, the portion of such fees and expenses incurred by Executive as a result of such frivolous claim or defense shall become Executive’s sole responsibility and any funds advanced by the Company shall be repaid to the Company.

With respect to the Company’s obligations under this Section 4, the fees and expenses of counsel selected by Executive pursuant to this Section 4 will be paid, or reimbursed to Executive if paid by Executive, on a regular, periodic basis upon presentation by Executive to the Company of a statement or statements prepared by such counsel in accordance with its customary practices, with such payment to be made no later than March 15th of the year following the year in which the expenses are incurred.  The pendency of a claim by the Company that a claim or defense of Executive is frivolous or otherwise lacking merit shall not excuse the Company from making periodic payments of legal fees and expenses until a final judgment is rendered as hereinabove provided.  Any failure by the Company to satisfy any of its obligations under this Section 4 will not limit the rights of Executive hereunder.  Subject to the foregoing, Executive will have the status of a general unsecured creditor of the Company and will have no right to, or security interest in, any assets of the Company or any Affiliate.

5.           Confidentiality:  Executive acknowledges that pursuant to this Agreement, the Company agrees to provide to him Confidential Information regarding the Company and the Company’s business and has previously provided him other such Confidential Information.  In return for this and other consideration, provided under this Agreement, Executive agrees that he will not, while employed by the Company and thereafter, disclose or make available to any other person or entity, or use for his own personal gain, any Confidential Information, except for such disclosures as required in the performance of his duties hereunder as may otherwise be required by law or legal process (in which case Executive shall notify the Company of such legal or judicial proceeding as soon as practicable following his receipt of notice of such a proceeding, and permit the Company to seek to protect its interests and information).  For purposes of this Agreement, “Confidential Information” shall mean any and all information, data and knowledge that has been created, discovered, developed or otherwise become known to the Company or any of its Affiliates or ventures or in which property rights have been assigned or otherwise conveyed to the Company or any of its Affiliates or ventures, which information, data or knowledge has commercial value in the business in which the Company is engaged, except such information, data or knowledge as is or becomes known to the public without violation of the terms of this Agreement.  By way of illustration, but not limitation, Confidential Information includes business trade secrets, secrets concerning the Company’s plans and strategies, nonpublic information concerning material market opportunities, technical trade secrets, processes, formulas, know-how, improvements, discoveries, developments, designs, inventions, techniques, marketing plans, manuals, records of research, reports, memoranda, computer software, strategies, forecasts, new products, unpublished financial information, projections, licenses, prices, costs, and employee, customer and supplier lists or parts thereof.

6.           Return Of Property:  Executive agrees that at the time of leaving the Company’s employ, he will deliver to the Company (and will not keep in his possession, recreate or deliver to anyone else) all Confidential Information as well as all other devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, customer or client lists or information, or any other documents or property (including all reproductions of the aforementioned items) belonging to the Company or any of its Affiliates or ventures, regardless of whether such items were prepared by Executive.

7.           Non-Solicitation And Non-Competition:

(a)           For consideration provided under this Agreement, including, but not limited to the Company’s agreement to provide Executive with Confidential Information (as defined in Section 5) regarding the Company and the Company’s business, Executive agrees that while employed by the Company and for one year following a Covered Termination he shall not, without the prior written consent of the Company, directly or indirectly, (i) hire or induce, entice or solicit (or attempt to induce, entice or solicit) any employee of the Company or any of its Affiliates or ventures to leave the employment of the Company or any of its Affiliates or ventures or (ii) solicit or attempt to solicit the business of any customer or acquisition prospect of the Company or any of its Affiliates or ventures with whom Executive had any actual contact while employed at the Company.

(b)           Additionally, for consideration provided under this Agreement, including, but not limited to the Company’s agreement to provide Executive with Confidential Information regarding the Company and the Company’s business, Executive agrees that while employed by the Company and for one year following a Covered Termination he will not, without the prior written consent of the Company, acting alone or in conjunction with others, either directly or indirectly, engage in any business that is in competition with the Company or accept employment with or render services to such a business as an officer, agent, employee, independent contractor or consultant, or otherwise engage in activities that are in competition with the Company.

(c)           The restrictions contained in this Section 7 are limited to a 50-mile radius around any geographical area in which the Company engages (or has definite plans to engage) in operations or the marketing of its products or services at the time of a Covered Termination.

(d)           Executive acknowledges that these restrictive covenants under this Agreement, for which Executive received valuable consideration from the Company as provided in this Agreement, including, but not limited to the Company’s agreement to provide Executive with Confidential Information regarding the Company and the Company’s business are ancillary to otherwise enforceable provisions of this Agreement that the consideration provided by the Company gives rise to the Company’s interest in restraining Executive from competing and that the restrictive covenants are designed to enforce Executive’s consideration or return promises under this Agreement.  Additionally, Executive acknowledges that these restrictive covenants contain limitations as to time, geographical area, and scope of activity to be restrained that are reasonable and do not impose a greater restraint than is necessary to protect the goodwill or other legitimate business interests of the Company, including, but not limited to, the Company’s need to protect its Confidential Information.

8.           Conflicts With Other Agreements:  In the event that Executive becomes entitled to benefits under a prior or subsequent agreement pertaining to Executive’s employment by the Company or any Affiliate thereof (other than this Agreement) or the benefits to which Executive is entitled as a result of such employment and such benefits conflict with the terms of this Agreement, Executive will receive the greater and more favorable of each of the benefits provided under either this Agreement or such other agreement or benefits, on an individual benefit basis, provided, however, that any such other conflicting payment is payable under its terms in the same calendar year and in the same form as the corresponding benefit payable under this Agreement.

9.           Notices:  For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

            If to Company:             CenterPoint Energy, Inc.
1111 Louisiana
Houston, Texas  77002
Attention:  President and Chief Executive Officer

            If to Executive:                    [NAME]
[ADDRESS]
[CITY, STATE, ZIP]

or  to such other address as either party may furnish to the other in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

10.           Litigation Assistance:  Executive agrees to assist the Company with any litigation matters related to the Company or any of its subsidiaries or affiliates as may be reasonably requested by the Company’s General Counsel following the date of Executive’s Covered Termination.  The Company shall reimburse Executive for any reasonable travel or other business expenses incurred in connection with providing such assistance and cooperation.  Executive shall provide such services as an independent contractor and such services shall be limited solely to those matters with which Executive is suitably experienced and knowledgeable by reason of Executive’s education, training, background and prior employment with the Company.  The Company and Executive agree to work out reasonable accommodations for the provision of such assistance so that it does not unreasonably interfere with any of Executive’s personal affairs, business endeavors or future employment.  The foregoing notwithstanding, the Company and Executive agree that the services provided by Executive under this Section, if any, shall not exceed twenty percent (20%) of the average level of bona fide services performed by Executive (whether as an employee or an independent contractor of the Company) over the 36-

month period (or the full period of services to the Company if Executive has been providing services to the Company for less than 36 months) immediately preceding his Covered Termination date.

11.           Prior Agreements/Modification:  This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements or understandings, whether written or oral, between the parties with respect thereto.  This Agreement may be amended only by an agreement in writing signed by the parties hereto; provided, however, that Executive’s compensation may be increased at any time by the Company without in any way affecting any of the other terms and conditions of this Agreement which in all other respects shall remain in full force and effect.  The provisions of this Agreement will be binding upon, and will inure to the benefit of, the respective heirs, legal representatives and successors of the parties hereto.  Executive represents to the Company that he is not a party to any agreement or subject to any legal restriction that would prevent him from fulfilling his duties hereunder.

12.           Section 409A:  It is the intent of the parties that the provisions of this Agreement comply with Code Section 409A and the Treasury regulations and guidance issued thereunder.  Accordingly, the parties intend that this Agreement be interpreted and operated consistent with such requirements of Code Section 409A in order to avoid the application of penalty taxes under Code Section 409A to the extent reasonably practicable.  The Company shall neither cause nor permit:  (a) any payment, benefit or consideration to be substituted for a benefit that is payable under this Agreement if such action would result in the failure of any amount that is subject to Code Section 409A to comply with the applicable requirements of Code Section 409A; or (b) any adjustments to any equity interest to be made in a manner that would result in the equity interest becoming subject to Code Section 409A unless, after such adjustment, the equity interest is in compliance with the requirements of Code Section 409A to the extent applicable.

Notwithstanding any provision of this Agreement to the contrary, if Executive is a “Specified Employee” (as that term is defined in Code Section 409A) as of Executive’s Covered Termination date, then any amounts or benefits which are payable under this Agreement upon Executive’s “Separation from Service” (within the meaning of Code Section 409A), other than due to death, which are subject to the provisions of Code Section 409A and not otherwise excluded under Code Section 409A, and would otherwise be payable during the first six-month period following such Separation from Service, shall be paid on the second business day that (a) is at least six months after the date after Executive’s Covered Termination date or (b) follows Executive’s date of death, if earlier.  The benefits in Sections 2(a) and (c) and the welfare benefits in Section 2(d) provided after the COBRA period are subject to Section 409A; the vacation pay in Sections 2(b), the outplacement in Section 2(e) and the welfare benefits in Section 2(d) provided during the COBRA period under Section 2(d) are excluded from Section 409A; and the benefits in Sections 2(f) and 2(g) are subject to Section 409A as provided under the applicable plans and programs.

All reimbursements and in-kind benefits provided pursuant to this Agreement shall be made in accordance with Treasury Regulation § 1.409A-3(i)(1)(iv) such that any reimbursements or in-kind benefits will be deemed payable at a specified time or on a fixed schedule relative to a permissible payment event.  Specifically, (i) the amounts reimbursed and in-kind benefits provided under this Agreement, other than total reimbursements that are limited by a lifetime maximum under a group health plan, during Executive’s taxable year may not affect the amounts reimbursed or in-kind benefits provided in any other taxable year, (ii) the reimbursement of an eligible expense shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense was incurred, and (iii) the right to reimbursement or an in-kind benefit is not subject to liquidation or exchange for another benefit.

13.           Applicable Law:  The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of Texas, including the Texas statute of limitations, but without giving effect to the principles of conflict of laws of such State.

14.           Severability: If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement and all other provisions shall remain in full force and effect.

15.           Withholding of Taxes:  The Company may withhold from any benefits payable under this Agreement all federal, state, city or other taxes as may be required pursuant to any law or governmental regulation or ruling.

16.           No Employment Agreement:  Nothing in this Agreement shall give Executive any rights to (or impose any obligations for) continued employment by the Company or any Affiliate thereof or successor thereto, nor shall it give the Company any rights (or impose any obligations) with respect to continued performance of duties by Executive for the Company or any Affiliate thereof or successor thereto.

17.           No Assignment; Successors:  Executive’s right to receive payments or benefits hereunder shall not be assignable or transferable, whether by pledge, creation or a security interest or otherwise, whether voluntary, involuntary, by operation of law or otherwise, other than a transfer by will or by the laws of descent or distribution, and in the event of any attempted assignment or transfer contrary to this Section 17, the Company shall have no liability to pay any amount so attempted to be assigned or transferred.  This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns (including, without limitation, any company into or with which the Company may merge or consolidate).  The Company agrees that it will not effect the sale or other disposition of all or substantially all of its assets unless either (a) the person or entity acquiring such assets or a substantial portion thereof shall expressly assume by an instrument in writing all duties and obligations of the Company hereunder or (b) the Company shall provide, through the establishment of a separate reserve therefor, for the payment in full of all amounts which are or may reasonably be expected to become payable to Executive hereunder.

18.           Payment Obligations Absolute:  Except for the requirement of Executive to execute and return to the Company a Waiver and Release in accordance with Section 2, the Company’s obligation to pay (or cause one of its Affiliates to pay) Executive the amounts and to make the arrangements provided herein shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counter-claim, recoupment, defense or other right which the Company (including its Affiliates) may have against him or anyone else.  All amounts payable by the Company (including its Affiliates hereunder) shall be paid without notice or demand.  Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and, subject to the restrictions in Section 7, the obtaining of any other employment shall in no event affect any reduction of the Company’s obligations to make (or cause to be made) the payments and arrangements required to be made under this Agreement.

The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.  If a Business Combination is consummated that would have resulted in a Change in Control but for the satisfaction of the conditions specified in clauses (i), (ii), (iii) and (iv) of subsection (c) of the definition of “Change in Control” in Section 1 and if the Parent Corporation resulting from the Business Combination is other than the Company (hereinafter a “New Parent”), then, as a condition to consummation of this Business Combination, the New Parent shall be considered a successor for purposes of this paragraph.

19.           Number and Gender:  Wherever appropriate herein, words used in the singular shall include the plural and the plural shall include the singular.  The masculine gender where appearing herein shall be deemed to include the feminine gender.

20.           Term:  The effective date of the Agreement is January 1, 2009 (“Effective Date”).  The term of this Agreement shall commence on the Effective Date and shall end on December 31, 2009; provided, however, that on each January 1st thereafter, the term of this Agreement shall automatically be extended for one additional year unless, prior to any such January 1st, the Board decides (as evidenced by its resolutions) not to extend the term of this Agreement, in which event the term shall, without further action, expire, and this Agreement shall terminate, on the December 31st of the year in which the Board makes such decision.  The foregoing to the contrary notwithstanding, (a) if, prior to a Change in Control, Executive ceases for any reason other than due to a Covered Termination to be an employee of the Company, then the term shall, without further action, expire, and this Agreement shall terminate, as of such termination date; and (b) upon the Company entering into a binding agreement to effect a Change in Control, if the Agreement has not expired prior to such date, the term of this Agreement shall automatically be extended until the end of the two-year period commencing as of the date of the Change in Control; provided, however, that, the foregoing clause (b) notwithstanding, if the board of directors of the parties to such binding agreement agree, as evidenced by the board’s resolutions, not to consummate the Change in Control, the term of this

Agreement shall be determined as otherwise provided in this Section 20 without regard to clause (b).

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed effective as of the Effective Date.

CENTERPOINT ENERGY, INC.

By:
David M. McClanahan
President and Chief Operating Officer

Date:

EXECUTIVE

[NAME]

Date:

Attachment A

Waiver And Release

In exchange for the payment to me of the Severance Benefits described in Section 2 of the Change in Control Agreement between CenterPoint Energy, Inc., and me effective as of January 1, 2009 (the “Agreement”), which I understand is incorporated herein by reference, and of other remuneration and consideration provided for in the Agreement (the “Severance Benefits”), which is in addition to any remuneration or benefits to which I am already entitled, I agree to waive all of my claims against and release (i) CenterPoint Energy, Inc. and its predecessors, successors and assigns (collectively referred to as the ”Company”), (ii) all of the affiliates (including, but not limited to, CenterPoint Energy Services Company, CenterPoint Energy Southern Gas Operations, CenterPoint Energy Resources Corp. d/b/a CenterPoint Energy Texas Gas Operations, CenterPoint Energy Resources Corp. d/b/a CenterPoint Energy Arkansas Gas, CenterPoint Energy Resources Corp. d/b/a CenterPoint Energy Oklahoma Gas, CenterPoint Energy Resources Corp. d/b/a CenterPoint Energy Minnesota Gas, CenterPoint Energy Houston Gas, CenterPoint Energy Pipeline Services, Inc., CenterPoint Energy Services, Inc., CenterPoint Energy Field Services, Inc., CenterPoint Energy Gas Transmission Company, CenterPoint Energy Mississippi River Transmission Corporation, and all wholly or partially owned subsidiaries) of the Company and their predecessors, successors and assigns (collectively referred to as the “Company Affiliates”) and (iii) the Company’s and Company Affiliates’ directors and officers, employees and agents, insurers, employee benefit plans and the fiduciaries and agents of the foregoing (collectively, with the Company and Company Affiliates, referred to as the “Corporate Group”) from any and all claims, demands, actions, liabilities and damages arising out of or relating in any way to my employment with or separation from the Company or the Company Affiliates.  All payments under the Agreement are voluntary and are not required by any legal obligation other than the Agreement itself.

I understand that signing this Waiver and Release is an important legal act.  I acknowledge that I have been advised in writing to consult an attorney before signing this Waiver and Release.  I understand that, in order to be eligible for Severance Benefits under the Agreement, I must sign and return (to Carol Helliker, Vice President, Corporate Compliance Officer and Associate General Counsel, Legal Department, at CenterPoint Energy Tower, 46th Floor, 1111 Louisiana, Houston, Texas 77002) this Waiver and Release within 50 days following the date of my termination of employment (or the date of the Change in Control if my termination of employment date preceded such date).  I acknowledge that I have been given at least 45 days to consider whether to execute this Waiver and Release.

In exchange for the payment to me of Severance Benefits pursuant to the Agreement, which is in addition to any remuneration or benefits to which I am already entitled, (1) I agree not to sue in any local, state and/or federal court or to file a grievance regarding or relating in any way to my employment with or separation from the Company or the Company Affiliates, and (2) I knowingly and voluntarily waive all claims and release the Corporate Group from any and all claims, demands, actions, liabilities, and damages, whether known or unknown, arising out of or relating in any way to my employment with or separation from the Company or the Company Affiliates, except to the extent that my rights are vested under the terms of employee benefit plans sponsored by the Company or the Company Affiliates and except with respect to such rights or claims as may arise after the date this Waiver and Release is executed.  This Waiver and Release includes, but is not limited to, claims and causes of action under:  Title VII of the Civil Rights Act of 1964, as amended (“Title VII”); the Age Discrimination in Employment Act of 1967, as amended, including the Older Workers Benefit Protection Act of 1990 (“ADEA”); the Civil Rights Act of 1866, as amended; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990 (“ADA”); the Energy Reorganization Act, as amended, 42 U.S.C. § 5851; the Workers Adjustment and Retraining Notification Act of 1988; the Pregnancy Discrimination Act of 1978; the Employee Retirement Income Security Act of 1974, as amended; the Family and Medical Leave Act of 1993; the Fair Labor Standards Act; the Occupational Safety and Health Act; claims in connection with workers’ compensation or “whistle blower” statutes; and/or contract, tort, defamation, slander, wrongful termination or any other state or federal regulatory, statutory or common law.  Further, I expressly represent that no promise or agreement which is not expressed in the Agreement or this Waiver and Release has been made to me in executing this Waiver and Release, and that I am relying on my own judgment in executing this Waiver and Release, and that I am not relying on any statement or representation of any member of the Corporate Group or any of their agents. I agree that this Waiver and Release is valid, fair, adequate and reasonable, is with my full knowledge and consent, was not procured through fraud, duress or mistake and has not had the effect of misleading, misinforming or failing to inform me.   I acknowledge and agree that the Company will withhold any taxes required by federal or state law from the Severance Benefits otherwise payable to me and that the Severance Benefits otherwise payable to me shall be reduced by any monies owed by me to the Company (or a Company Affiliate), including, but not limited to, any overpayments made to me by the Company (or a Company Affiliate) and the balance of any loan by the Company (or a Company Affiliate) to me that is outstanding at the time that the Severance Benefits are paid.

I acknowledge that payment of Severance Benefits pursuant to the Agreement is not an admission by any member of the Corporate Group that they engaged in any wrongful or unlawful act or that any member of the Corporate Group violated any federal or state law or regulation.  I understand that nothing in this Waiver and Release is intended to prohibit, restrict or otherwise discourage any individual from engaging in activity protected under 42 U.S.C. § 5851, 10 C.F.R. § 50.7 or the Sarbanes-Oxley Act of 2002, including, but not limited to, providing information to the Nuclear Regulatory Commission (“NRC”) or to any member of the Corporate Group regarding nuclear safety or quality concerns, potential violations or other matters within the NRC’s jurisdiction.  I acknowledge that no member of the Corporate Group has promised me continued employment or represented to me that I will be rehired in the future.  I acknowledge that my employer and I contemplate an unequivocal, complete and final dissolution of my employment relationship.  I acknowledge that this Waiver and Release does not create any right on my part to be rehired by any member of the Corporate Group and I hereby waive any right to future employment by any member of the Corporate Group.

I have returned or I agree that I will return immediately, and maintain in strictest confidence and will not use in any way, any confidential and proprietary business information or other nonpublic information or documents relating to the business and affairs of the Corporate Group.  For the purposes of this Waiver and Release, “confidential and proprietary business information” shall mean any information concerning any member of the Corporate Group or their business which I learn or develop during my employment and which is not generally known or available outside of the Corporate Group.  Such information, without limitation, includes information, written or otherwise, regarding any member of the Corporate Group’s earnings, expenses, material sources, equipment sources, customers and prospective customers, business plans, strategies, practices and procedures, prospective and executed contracts and other business arrangements.  I acknowledge and agree that all records, papers, reports, computer programs, strategies, documents (including, without limitation, memoranda, notes, files and correspondence), opinions, evaluations, inventions, ideas, technical data, products, services, processes, procedures, and interpretations that are or have been produced by me or any employee, officer, director, agent, contractor, or representative of any member of the Corporate Group, whether provided in written or printed form, or orally, all comprise confidential and proprietary business information.  I agree that for a period of one year following my termination with the Corporate Group that I will not:  (a) solicit, encourage or take any action that is intended, directly or indirectly, to induce any other employee of the Corporate Group to terminate employment with the Corporate Group; (b) interfere in any manner with the contractual or employment relationship between the Corporate Group and any other employee of the Corporate Group; and (c) use any confidential information to directly, or indirectly, solicit any customer of the Corporate Group.  I understand and agree that in the event of any breach of the provisions of this paragraph, or threatened breach, by me, any member of the Corporate Group may, in their discretion, discontinue any or all payments provided for in the Agreement and recover any and all payments already made and any member of the Corporate Group shall be entitled to apply to a court of competent jurisdiction for such relief by way of specific performance, restraining order, injunction or otherwise as may be appropriate to ensure compliance with these provisions.  Should I be contacted or served with legal process seeking to compel me to disclose any such information, I agree to notify the General Counsel of the Company immediately, in order that the Corporate Group may seek to resist such process if they so choose.  If I am called upon to serve as a witness or consultant in or with respect to any potential litigation, litigation, arbitration, or regulatory proceeding, I agree to cooperate with the Corporate Group to the full extent permitted by law, and the Corporate Group agrees that any such call shall be with reasonable notice, shall not unnecessarily interfere with my later employment, and shall provide for payment for my time and costs expended in such matters.

Should any of the provisions set forth in this Waiver and Release be determined to be invalid by a court, agency or other tribunal of competent jurisdiction, it is agreed that such determination shall not affect the enforceability of other provisions of this Waiver and Release.  I acknowledge that this Waiver and Release and the Agreement set forth the entire understanding and agreement between me and the Company or any other member of the Corporate Group concerning the subject matter of this Waiver and Release and supersede any prior or contemporaneous oral and/or written agreements or representations, if any, between me and the Company or any other member of the Corporate Group.  I understand that for a period of 7 calendar days following the date I sign this Waiver and Release (which date must be within 50 days following the date of my termination of employment or the date of the Change in Control if my termination of employment date preceded such date), I may revoke my acceptance of the offer by delivering a written statement to the Vice President, Corporate Compliance Officer and Associate General Counsel (or the person designated by the Vice President, Corporate Compliance Officer and Associate General Counsel) by hand or by registered-mail, in which case the Waiver and Release will not become effective.  In the event I revoke my acceptance of this offer, I shall not be entitled to any Severance Benefits under the Agreement.  I understand that failure to revoke my acceptance of the offer within 7 calendar days following the date I sign this Waiver and Release will result in this Waiver and Release being permanent and irrevocable.

I acknowledge that I have read this Waiver and Release, have had an opportunity to ask questions and have it explained to me and that I understand that this Waiver and Release will have the effect of knowingly and voluntarily waiving any action I might pursue, including breach of contract, personal injury, retaliation, discrimination on the basis of race, age, sex, national origin, religion, veterans status, or disability and any other claims arising prior to the date of this Waiver and Release.  By execution of this document, I do not waive or release or otherwise relinquish any legal rights I may have which are attributable to or arise out of acts, omissions, or events of any member of the Corporate Group which occur after the date of the execution of this Waiver and Release.

Executive’s Printed Name	Corporate Group’s Representative

Executive’s Signature	Corporate Group’s Execution Date

Executive’s Signature Date

Executive’s Social Security Number